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                                                                  Exhibit 23(a)

Consent of Deloitte & Touche LLP

   We consent to the incorporation by reference in Registration Statements on Form S-8 of Material Sciences Corporation (No.'s 33-00067, 33-40610, 33-41310, 33-57648, 33-81064, 333-15679, 333-15677, 333-33885, 333-33897 and 333-88387)
of our report dated April 16, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company's change in its method of accounting for goodwill and intangible assets, (ii) disclosures, related to the aforementioned accounting change, of financial statement amounts related to the 2002 and 2001 financial statements and (iii) the change in the composition of reportable segments in 2003 and reclassifications of financial statement amounts related to the 2002 and 2001 financial statements; the 2002 and 2001 financial statements were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K of Material Sciences Corporation for the year ended February 28, 2003.


 /S/  DELOITTE & TOUCHE LLP
---------------------------
    Deloitte & Touche LLP

Chicago, Illinois
May 15, 2003